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                                    EXHIBIT 2


                            ID BIOMEDICAL CORPORATION

                       CODE OF BUSINESS CONDUCT AND ETHICS

In view of our commitment to be the ethical industry leader, the Board of Directors of ID Biomedical Corporation has adopted the following Code of Business Conduct and Ethics (the "Code") for all directors, officers and employees of the Company. The "Company" includes ID Biomedical Corporation and all of its subsidiaries.

While there cannot be a specific rule for every situation you may encounter in your workday, we have adopted this Code to provide certain baseline principles for the business conduct of the Company's directors, officers and employees. In addition to this Code, you are expected to be familiar with and comply with the Company's other policies and procedures, as well as adhere to the highest ethical standards in all of your business dealings.

The provisions of this Code may only be waived by the ID Biomedical Corporation Board of Directors.

YOU HAVE AN OBLIGATION AS A COMPANY EMPLOYEE NOT ONLY TO ABIDE BY THIS CODE, BUT TO IMMEDIATELY REPORT ANY VIOLATIONS TO THE HUMAN RESOURCE DEPARTMENT.

CONFLICTS OF INTEREST

Employees have an obligation to conduct business within guidelines that prohibit actual or potential conflicts of interest. An actual or potential conflict of interest occurs when an employee is in a position to influence a decision that may result in a personal gain for that employee or for a relative as a result of the Company's business dealings.

If an employee has any influence on transactions involving the Company it is imperative that he or she discloses the existence of any actual or potential conflict of interest so that safeguards can be established to protect all parties. This disclosure should be made as soon as possible and addressed to a manager or supervisor. Failure to make required disclosures or resolve conflicts of interest satisfactorily can result in discipline up to and including termination of employment.


Examples of prohibited conflicts of interest include, but are not limited to:

     - Employment by, or acting as a consultant to, a competitor or potential competitor of the Company, regardless of the nature of the employment or consulting relationship.

     - Holding a substantial interest in a business which is a competitor or supplier of the Company; except that an employee may own up to five percent (5%) of any

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          such publicly-held business(es) provided that: (1) he or she shall not directly or indirectly be employed by, operate, assist or otherwise be involved with such business, and (2) that he or she shall give the Company notice of such ownership.

     - The purchase of merchandise or services for the Company from, or placement of other business with, a company directly or beneficially owned or controlled by an employee, his or her spouse, relative, in-law or co-habitant.

     - Serving as proprietor, general partner, officer or director of any business (except charitable organizations or family businesses that in no way compete with the Company) without first obtaining written consent of the president of ID Biomedical Corporation or the applicable subsidiary. (Non-employee directors of ID Biomedical Corporation are excluded from this prohibition.)

     - Loans to employees, or guarantees of employee obligations, not authorized by Company policies and procedures or not permitted by applicable law.

ACCEPTING OR GIVING GIFTS

All employees must avoid activities or relationships that conflict with the Company's interests or adversely affect the Company's reputation. The types of activities and relationships employees must avoid include, but are not limited to:

     - Accepting or soliciting a gift, favor, or service that is intended to, or might appear to, influence the employee's decision-making or professional conduct.

     - Giving or offering to give any gift, gratuity, favor, entertainment, reward, "bribe" or "kickback" or any other thing of value that might influence or appear to influence the judgment or conduct of the recipient in the performance of his or her job. This includes transactions with government personnel, customers and suppliers.

Employees may give or receive unsolicited gifts or entertainment only in cases where the gifts or entertainment are of nominal value, are customary to the industry, will not violate any laws and will not influence or appear to influence the recipient's judgment or conduct at his or her employer's business

CORPORATE OPPORTUNITIES AND DUTY OF LOYALTY

Directors, officers and employees have a duty of loyalty to the Company, which includes a duty to advance the Company's legitimate interests when the opportunity to do so arises. Accordingly, you may not use your position or the Company's name, property, information or goodwill for personal gain or for the gain of others. You are further prohibited from taking advantage of a personal opportunity that is discovered through the use of corporate property, information or your position with the Company.

FRAUD, THEFT OR DISHONESTY

You are strictly prohibited from committing acts of fraud, theft, dishonesty, embezzlement, misappropriation or falsification in connection with the performance of

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your duties for the Company. The Company reports any suspicion of fraud or theft to the applicable law enforcement agency.

INSIDER TRADING

Insider trading is illegal and unethical. Generally, insider trading means that "insiders" (including directors, officers and employees) may not trade ID Biomedical Corporation stock based upon material, non-public information or during certain restricted time periods, known as "blackout periods." These terms are defined in the ID Biomedical Corporation Corporate Disclosure Policy (Exhibit A).

Engaging in insider trading may have significant consequences including legal liability resulting in damages and substantial fines, termination of employment, lengthy investigation, legal proceedings and the disruption of ID Biomedical Corporation's business operations.

Prohibited activities include the following:

     - Trading ID Biomedical Corporation stock while in possession of material, non-public information;.

     - Using or disseminating any material, nonpublic information in a manner that violates state or federal law;

     - Providing or disclosing material, non-public information to anyone other than for legitimate corporate purposes;

     - Providing material, non-public information to family members, friends, former co-workers or other acquaintances is prohibited. This practice is generally known as "tipping," and it is illegal under applicable law

     - Posting any information about ID Biomedical Corporation on Internet bulletin boards or chat rooms;

     - Recommending the purchase or sale of any stock on the basis of material, non-public information, even if the underlying information is not disclosed;

     -    Assisting another who is engaged in any of the foregoing activities;
          and

     -    Trading Company stock in violation of blackout period restrictions.

Details of the Company's Corporate Disclosure Policy are set forth in Exhibit A. If you have any questions about this policy or consequences of policy violation, contact the CEO at the corporate office.


COMPLIANCE WITH LAWS, REGULATIONS AND RULES

Directors and employees are expected to obey and comply with all federal, state, provincial and local laws, regulations and ordinances, including but not limited to:

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     -    Immigration related laws concerning the hiring of legally documented workers;

     - Employment laws concerning payment of minimum wage, overtime requirements, child labor and general working conditions;

     -    Labor laws concerning worker organizing and concerted activities;

     -    Health and safety laws concerning the workplace;

     -    Civil rights laws concerning harassment and job discrimination;

     -    Federal laws concerning racketeering and corrupt practices;

     - Laws concerning unlawful influence of foreign officials and falsification of records;

     - Laws concerning the proper maintenance of books, records and internal controls; and

     - Any other applicable federal, state or local law, regulation or ordinance.

In addition, you are expected to be familiar with and comply with the Company's various policies and procedures. Violation of Company work rules may result in disciplinary action, up to and including termination.


FAIR DEALING

Each employee is expected to deal fairly with the Company's customers, suppliers, competitors and other employees. You should not take unfair advantage of anyone through manipulation, concealment, abuse of confidential information, falsification, misrepresentation of material facts or any other unfair dealing practice. Unauthorized use of covert surveillance equipment, including video, photographic or recording devices, is strictly prohibited.

PROTECTION OF COMPANY ASSETS

You are expected at all times to protect and assure the efficient use of the Company's assets, property and facilities. You are also expected to assure that such assets are used only for conducting legitimate Company business. Theft, carelessness and waste by an employee of any Company asset(s) are strictly prohibited. All materials, products, designs, plans, ideas and data developed for ID Biomedical Corporation business purposes are the property of ID Biomedical Corporation and should never be given to an outside firm or individual without appropriate authorization.


CONFIDENTIALITY

Absent a court order or other legal requirement, you must maintain confidentiality regarding any non-public Company or customer information entrusted to you that might

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be of use to competitors, or harmful to the Company or its customers, if disclosed. You must also maintain confidentiality about any proprietary information or trade secrets you learn while employed by the Company that are not otherwise in the public domain. Examples of such proprietary information include, but are not limited to: customer or potential customer lists; cost, price, billing and profit information and methodology; customer service and supply preferences or requirements; trademarks, copyright and software development; contracts, contract negotiations and employee information.

ACCOUNTING AND RECORDKEEPING

Many people associated with the Company, not just accountants and controllers, participate in the financial control and reporting processes of the Company. If you have ANY responsibility for any aspect of the Company's record keeping (including, but not limited to, processing of cash receipts or processing or approval of payments; creation, processing or approval of invoices and credit memos; payroll and benefits decisions; submission or approval of expense reports and any and all other transactions; or the estimation of reserves or other claims or the amount of any accrual or deferral; or the recording of any of the foregoing in the Company's ledgers) and/or the preparation of the Company's financial statements or other reports, you must see to it that complete and accurate books and records are maintained. You shall not subvert the Company's established systems of internal accounting controls, maintain funds or assets for any illegal or improper purposes or make false or misleading statements in any Company documents, reports or records. No undisclosed or unrecorded accounts may be established using the Company's funds or other assets. All accounting records and the financial reports produced from those records must be kept and presented in accordance with applicable law, must accurately and fairly reflect in reasonable detail the Company's assets, liabilities, revenues and expenses, and must be in accordance with generally accepted accounting principles. All transactions must be supported by accurate and reasonably detailed documentation, recorded in the proper account and recorded in the proper accounting time period. To the extent that estimates are necessary, they must be based on your good faith judgment and be supported by appropriate documentation. No payment or the related accounting entry may be approved or made with the intention or understanding that any part of the payment will be used for any purpose other than that described by the document supporting the entry or payment.

If you receive inquiries from the Company's internal auditors or independent accountants, you must respond promptly, fully and accurately.


ANY QUESTIONS, COMPLAINTS OR REPORTS REGARDING SUSPECTED VIOLATIONS OF THE ACCOUNTING AND RECORDKEEPING CODE SHOULD BE SENT TO THE CHAIRMAN OF THE AUDIT COMMITTEE.


EMPLOYEE HEALTH AND SAFETY

The Company strives to maintain a safe and healthy work environment for its employees at all times. To that end, you are prohibited from using or possessing alcohol or drugs in violation of any federal, provincial, state or local law, regulation or ordinance or Company policy at your workplace or in connection with your work, in a Company

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vehicle or in any motor vehicle when used in
connection with Company business. See the Drug Free Workplace Program Manual. In addition, you are prohibited from threatening or using any threatening behavior, or possessing any firearm, ammunition, incendiary device or other weapon, at your workplace, in a Company vehicle or at any time in connection with Company business.

REPORTING ILLEGAL OR UNETHICAL BEHAVIOR

You are encouraged to talk to your supervisor, manager or human resource representative when in doubt about the best course of action to take in a particular situation. ANY VIOLATION OF THIS CODE MUST BE IMMEDIATELY REPORTED TO THE HUMAN RESOURCES DEPARTMENT. Notwithstanding any other agreement between the parties involved, any such violation may result in discipline up to and including termination. In addition, some Code violations may be serious enough to result in civil or criminal fines and/or imprisonment.

Your failure to report a violation is itself a violation of this Code.

WHISTLEBLOWER PROTECTION

The Company and its subsidiaries (and their officers, employees, contractors, subcontractors and agents) are strictly prohibited from taking any retaliatory action against an employee for commencing or participating in a legal proceeding based on, or providing information or assistance to supervisors, federal or other governmental agencies or Congress with respect to an investigation of, conduct the employee reasonably believes violated U.S.
or Canadian securities or antifraud laws.

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